CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-48926 and 811-6718) of our reports dated September 25, 2014 on the financial statements and financial highlights of Dreyfus Intermediate Term Income Fund, Dreyfus Short Term Income Fund and Dreyfus Inflation Adjusted Securities Fund (three of the series comprising Dreyfus Investment Grade Funds, Inc.) (the “Funds”) included in each Funds’ annual report for the fiscal year ended July 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

November 24, 2014